PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Quarterly and Annual Results

RANCHO CORDOVA, Calif. January 31, 2022 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (the “Company” or “Five Star”), the holding company for Five Star Bank, today reported net income of $11.3 million for the quarter ended December 31, 2021, as compared to $11.0 million for the quarter ended September 30, 2021 and $9.5 million for the quarter ended December 31, 2020. Net income for the year ended December 31, 2021 was $42.4 million, as compared to $35.9 million for the year ended December 31, 2020.

Financial Highlights

During the second quarter of 2021, the Company terminated its status as a “Subchapter S” corporation in connection with its initial public offering (“IPO”). As such, results presented for the three months and year ended December 31, 2020 have been calculated using a 3.50% S Corporation tax rate, while the effective tax rate for the three months and year ended December 31, 2021 was 10.43% and 9.98%, respectively, as noted in the section titled “Provision for Income Taxes” herein. Performance highlights and other developments for the Company for the periods noted below included the following:

•	Earnings per share for the three months and year ended December 31, 2021, as compared to the three months ended September 30, 2021 and three months and year ended December 31, 2020 were as follows:
	For the three months ended
	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020
Basic earnings per common share	$0.66	$0.64	$0.86
Diluted earnings per common share	$0.66	$0.64	$0.86
Weighted average basic common shares outstanding	17,096,230	17,095,957	10,988,705
Weighted average diluted common shares outstanding	17,139,693	17,123,182	10,988,705
Shares outstanding at end of period	17,224,848	17,223,808	11,000,273

	For the year ended
	Dec 31, 2021	Dec 31, 2020
Basic earnings per common share	$2.83	$3.57
Diluted earnings per common share	$2.83	$3.57
Weighted average basic common shares outstanding	14,972,637	10,063,183
Weighted average diluted common shares outstanding	14,995,213	10,063,183
Shares outstanding at end of period	17,224,848	11,000,273

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•	Loan and deposit growth at December 31, 2021, as compared to September 30, 2021 and December 31, 2020, were as follows:
(dollars in thousands)	Dec 31, 2021	Sep 30, 2021	$ Change	% Change
Total loans	$1,945,131	$1,709,983	$235,148	13.75%
Total loans, excluding Paycheck Protection Program (“PPP”) loans(1)	1,923,007	1,648,483	274,524	16.65%
PPP loans	22,124	61,499	(39,375)	(64.03)%
PPP deferred fees	628	1,706	(1,078)	(63.19)%
Non-interest-bearing deposits	902,118	899,252	2,866	0.32%
Interest-bearing deposits	1,383,772	1,269,142	114,630	9.03%

(dollars in thousands)	Dec 31, 2021	Dec 31, 2020	$ Change	% Change
Total loans	$1,945,131	$1,507,979	$437,152	28.99%
Total loans, excluding PPP loans(1)	1,923,007	1,360,014	562,993	41.40%
PPP loans	22,124	147,965	(125,841)	(85.05)%
PPP deferred fees	628	2,720	(2,092)	(76.91)%
Non-interest-bearing deposits	902,118	701,079	201,039	28.68%
Interest-bearing deposits	1,383,772	1,082,922	300,850	27.78%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

•	PPP fee income recognized for the quarter ended December 31, 2021 totaled $1.1 million, as compared to $1.8 million and $3.1 million for the quarters ended September 30, 2021 and December 31, 2020, respectively. PPP fee income recognized for the year ended December 31, 2021 totaled $6.2 million, as compared to $4.9 million for the year ended December 31, 2020.
•	At December 31, 2021, the Company reported total loans, total assets, and total deposits of $1.9 billion, $2.6 billion, and $2.3 billion, respectively, as compared to $1.5 billion, $2.0 billion, and $1.8 billion, respectively, at December 31, 2020.
•	For the three months ended December 31, 2021, the Company recorded a provision for loan losses of $1.5 million, as compared to no provision recorded for the three months ended September 30, 2021 and $3.0 million for the three months ended December 31, 2020. For the year ended December 31, 2021, the Company recorded a provision for loan losses of $1.7 million, as compared to a provision of $9.0 million recorded for the year ended December 31, 2020.
•	At December 31, 2021, the ratio of nonperforming loans to period end loans of 0.03% remained unchanged, as compared to December 31, 2020.
•	For the quarter ended December 31, 2021, net interest margin was 3.67%, as compared to 3.60% for the quarter ended September 30, 2021 and 4.09% for the quarter ended December 31, 2020. For the year ended December 31, 2021, net interest margin was 3.64%, as compared to 3.68% for the year ended December 31, 2020.
•	The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.15 per share during the three months ended December 31, 2021.
•	For the three months ended December 31, 2021, the Company’s return on average assets (“ROAA”) was 1.82% and the return on average equity (“ROAE”) was 19.15%, as compared to ROAA and ROAE of 1.85% and 19.26%, respectively, for the three months ended September 30, 2021, and 1.90% and 29.05%, respectively, for the three months ended December 31, 2020. For the year ended December 31, 2021, the Company’s ROAA and ROAE were 1.86% and 22.49%, respectively, as compared to ROAA and ROAE of 1.95% and 31.16%, respectively, for the year ended December 31, 2020.
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“While we remain focused on the future and maintaining a position of distinction and respect in the markets and communities we serve, we are proud to look back at 2021 as an exceptional year of achievement. The bank’s stellar performance included a very successful IPO, outstanding year-over-year growth in loans, assets, and deposits, strong earnings per share, and a regular shareholder dividend. This is the culmination of our entire team’s efforts, even while working through a pandemic. An adaptive team is critical to our success, and we will continue to hire those who can quickly respond to changing market conditions and demands,” said Five Star Bank President and Chief Executive Officer, James Beckwith.

“Five Star Bank was built on a foundation of client and community-focused initiatives, and in 2021 we were honored to receive a Corporate Steward Award, Corporate Champion of the Year Award, and Leadership Award, all recognizing that our culture embraces the significance and impact of seizing opportunities, overcoming challenges, and being of service to others. In addition to community leadership, we are committed to staying at the forefront of innovation and technology and making investments in people and processes. We also remain focused on the successful execution of our ongoing digital transformation and the continued build-out of our verticals. I am humbled and proud of our team’s accomplishments and look forward to the continuation of our organic growth story,” Beckwith concluded.

Summary Results

For the three months ended December 31, 2021, the Company’s ROAA and ROAE were 1.82% and 19.15%, respectively, as compared to 1.85% and 19.26%, respectively, for the three months ended September 30, 2021, and 1.90% and 29.05%, respectively, for the three months ended December 31, 2020. The rate at which net income increased from the quarter ended September 30, 2021 to the quarter ended December 31, 2021 was less significant than the increase to average assets and average equity, during the three months ended December 31, 2021, primarily due to (i) recording of a $1.5 million provision for loan losses; (ii) an increase of $0.2 million for salaries and benefits; and (iii) a decline of $0.7 million of PPP fee income earned, which offset the increase in income. As compared to the three months ended September 30, 2021, the increases in average assets and average equity were largely the result of a high degree of new loans originated during the three months ended December 31, 2021 at lower yields, coupled with more equity being retained by the Company. As compared to the three months ended December 31, 2020, the increases in average assets and average equity were largely the result of a higher average equity balance during the three months ended December 31, 2021 stemming from net proceeds from the issuance of additional shares of common stock in the Company’s IPO during the second quarter of 2021, a high degree of new loans originated during the three months ended December 31, 2021 at lower yields, and a higher income tax expense recognized during the three months ended December 31, 2021 as a result of the Company’s conversion to a C Corporation during the second quarter of 2021.

For the year ended December 31, 2021, the Company’s ROAA and ROAE were 1.86% and 22.49%, respectively, as compared to 1.95% and 31.16%, respectively, for the year ended December 31, 2020. The decrease in ROAA and ROAE is largely the result of a higher average equity balance during the year ended December 31, 2021 stemming from net proceeds from the issuance of additional shares of common stock in the Company’s IPO during the second quarter of 2021, new loans originated during the year ended December 31, 2021 at lower yields, and a higher income tax expense recognized during the year ended December 31, 2021 as a result of the Company’s conversion to a C Corporation during the second quarter of 2021.

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The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	For the three months ended
(dollars in thousands, except per share data)	Dec 31, 2021	Sep 30, 2021	$ Change	% Change
Selected operating data:
Net interest income	$21,358	$19,909	$1,449	7.28%
Provision for loan losses	1,500	—	1,500	100.00%
Non-interest income	1,790	2,028	(238)	(11.74)%
Non-interest expense	9,018	8,641	377	4.36%
Pre-tax net income	12,630	13,296	(666)	(5.01)%
Provision for income taxes	1,321	2,270	(949)	(41.81)%
Net income	11,309	11,026	283	2.57%

Earnings per common share:
Basic	$0.66	$0.64	$0.02	3.13%
Diluted	$0.66	$0.64	$0.02	3.13%

Performance and other financial ratios:
ROAA	1.82%	1.85%
ROAE	19.15%	19.26%
Net interest margin	3.67%	3.60%
Cost of funds	0.16%	0.17%

	For the three months ended
(dollars in thousands, except per share data)	Dec 31, 2021	Dec 31, 2020	$ Change	% Change
Selected operating data:
Net interest income	$21,358	$19,192	$2,166	11.29%
Provision for loan losses	1,500	3,000	(1,500)	(50.00)%
Non-interest income	1,790	2,540	(750)	(29.53)%
Non-interest expense	9,018	8,911	107	1.20%
Pre-tax net income	12,630	9,821	2,809	28.60%
Provision for income taxes	1,321	359	962	267.97%
Net income	11,309	9,462	1,847	19.52%

Earnings per common share:
Basic	$0.66	$0.86	$(0.20)	(23.26)%
Diluted	$0.66	$0.86	$(0.20)	(23.26)%

Performance and other financial ratios:
ROAA	1.82%	1.90%
ROAE	19.15%	29.05%
Net interest margin	3.67%	4.09%
Cost of funds	0.16%	0.31%

	For the year ended
(dollars in thousands, except per share data)	Dec 31, 2021	Dec 31, 2020	$ Change	% Change
Selected operating data:
Net interest income	$77,611	$65,210	$12,401	19.02%
Provision for loan losses	1,700	9,000	(7,300)	(81.11)%
Non-interest income	7,280	9,302	(2,022)	(21.74)%
Non-interest expense	36,043	28,257	7,786	27.55%
Pre-tax net income	47,148	37,255	9,893	26.55%
Provision for income taxes	4,707	1,327	3,380	254.71%
Net income	42,441	35,928	6,513	18.13%

Earnings per common share:
Basic	$2.83	$3.57	$(0.74)	(20.73)%
Diluted	$2.83	$3.57	$(0.74)	(20.73)%

Performance and other financial ratios:
ROAA	1.86%	1.95%
ROAE	22.49%	31.16%
Net interest margin	3.64%	3.68%
Cost of funds	0.19%	0.54%
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Balance Sheet Summary

Total assets at December 31, 2021 were $2.6 billion, an increase of $603.0 million from $2.0 billion at December 31, 2020. The increase was primarily due to a $134.8 million increase in cash and cash equivalents, a $431.3 million increase in total loans held for investment (“HFI”), net of deferred loan fees, and a $30.8 million increase in total investments.  The $431.3 million increase in total loans HFI between December 31, 2020 and December 31, 2021 was a result of $1.0 billion in non-PPP loan originations and $102.5 million in PPP loan originations, partially offset by $236.5 million in PPP loan forgiveness, $478.5 million in non-PPP loan payoffs and paydowns, and a decrease in deferred loan fees of $1.7 million.

Total liabilities were $2.3 billion at December 31, 2021, an increase of $501.7 million from $1.8 billion at December 31, 2020. The increase in total liabilities was primarily attributable to growth in deposits of $501.9 million, largely due to increases in savings, money market, interest checking, and non-interest-bearing deposits of $38.8 million, $73.5 million, $131.7 million, and $201.0 million, respectively.

Total shareholders’ equity increased by $101.3 million from $133.8 million at December 31, 2020 to $235.0 million at December 31, 2021, primarily as a result of net income recognized of $42.4 million and net proceeds of $111.2 million from the issuance of 6,054,750 shares of common stock in our IPO, partially offset by $51.9 million in cash distributions paid during the year ended December 31, 2021.

(dollars in thousands)	Dec 31, 2021	Dec 31, 2020	$ Change	% Change
Selected financial condition data:
Total assets	$2,556,761	$1,953,765	$602,996	30.86%
Cash and cash equivalents	425,329	290,493	134,836	46.42%
Total loans HFI, net of deferred loan fees	1,934,460	1,503,159	431,301	28.69%
Total investments	153,753	122,928	30,825	25.08%
Total liabilities	2,321,715	1,819,990	501,725	27.57%
Total deposits	2,285,890	1,784,001	501,889	28.13%
Subordinated notes, net	28,386	28,320	66	0.23%
Total shareholders’ equity	235,046	133,775	101,271	75.70%

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	For the three months ended
(dollars in thousands)	Dec 31, 2021	Sep 30, 2021	$ Change	% Change
Interest income	$22,253	$20,832	$1,421	6.82%
Interest expense	895	923	(28)	(3.03)%
Net interest income	21,358	19,909	1,449	7.28%
Net interest margin	3.67%	3.60%

	For the three months ended
(dollars in thousands)	Dec 31, 2021	Dec 31, 2020	$ Change	% Change
Interest income	$22,253	$20,652	$1,601	7.75%
Interest expense	895	1,460	(565)	(38.70)%
Net interest income	21,358	19,192	2,166	11.29%
Net interest margin	3.67%	4.09%

	For the year ended
(dollars in thousands)	Dec 31, 2021	Dec 31, 2020	$ Change	% Change
Interest income	$81,583	$74,390	$7,193	9.67%
Interest expense	3,972	9,180	(5,208)	(56.73)%
Net interest income	77,611	65,210	12,401	19.02%
Net interest margin	3.64%	3.68%
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Three months ended December 31, 2021, as compared to three months ended September 30, 2021 and three months ended December 31, 2020

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	For the three months ended December 31, 2021			For the three months ended September 30, 2021			For the three months ended December 31, 2020
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$330,825	$143	0.17%	$412,953	$175	0.17%	$214,732	$125	0.23%
Investment securities	160,315	541	1.34%	157,305	571	1.44%	121,413	440	1.44%
Loans	1,815,627	21,569	4.71%	1,625,995	20,086	4.90%	1,530,227	20,087	5.22%
Total interest-earning assets	2,306,767	22,253	3.83%	2,196,253	20,832	3.76%	1,866,372	20,652	4.40%
Interest receivable and other assets, net	159,123			168,906			116,677
Total assets	$2,465,890			$2,365,159			$1,983,049

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$165,709	$42	0.10%	$149,479	$38	0.10%	$145,025	$59	0.16%
Savings accounts	84,290	21	0.10%	76,669	19	0.10%	45,548	15	0.13%
Money market accounts	957,030	351	0.15%	966,629	389	0.16%	910,619	866	0.38%
Time accounts	75,332	38	0.20%	54,314	34	0.25%	62,457	77	0.49%
Subordinated debt	28,376	443	6.20%	28,359	443	6.20%	28,309	443	6.23%
Total interest-bearing liabilities	1,310,737	895	0.27%	1,275,450	923	0.29%	1,191,958	1,460	0.49%
Demand accounts	914,821			853,017			654,713
Interest payable and other liabilities	5,988			9,537			6,616
Shareholders’ equity	234,344			227,155			129,762
Total liabilities & shareholders’ equity	$2,465,890			$2,365,159			$1,983,049

Net interest spread			3.56%			3.48%			3.91%
Net interest income/margin		$21,358	3.67%		$19,909	3.60%		$19,192	4.09%

Net interest income increased during the three months ended December 31, 2021, as compared to the three months ended September 30, 2021 and the three months ended December 31, 2020. Net interest margin increased 7 basis points to 3.67%, as compared to 3.60% in the quarter ended September 30, 2021, but decreased 42 basis points as compared to 4.09% in the quarter ended December 31, 2020. A key driver in the modest 7 basis point increase and 42 basis point decrease in net interest margin during the periods noted was a decrease in average loan yields and a decrease in average loan yields, excluding PPP loans. Loan yields decreased from 5.22% during the three months ended December 31, 2020, to 4.90% during the three months ended September 30, 2021, to 4.71% during the three months ended December 31, 2021. Average loan yields, excluding PPP loans, decreased from 4.94% during the three months ended December 31, 2020, to 4.66% during the three months ended September 30, 2021, to 4.56% during the three months ended December 31, 2021. These decreases were primarily due to decreases in market interest rates and increases in market competition which caused a majority of the Company’s current fixed rate loans funded in the quarter ended December 31, 2021 to recognize yields lower than those recognized in the trailing quarter and the quarter ended December 31, 2020. Average loan yields, excluding PPP loans, is considered a non-GAAP financial measure. See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure. The rates associated with the index utilized for a significant portion of the Company’s variable rate loans, the United States 5 Year Treasury index, were higher during the three months ended December 31, 2021, as compared to the three months ended September 30, 2021 and the three months ended December 31, 2020, but a majority of these loans were not scheduled to reprice during the three months ended December 31, 2021, also contributing to the downward trend in average loan yields. New loan originations drove increases in the average daily balance of loans from the three months ended December 31, 2020 to the three months ended September 30, 2021 and the three months ended December 31, 2021 which partially offset the aforementioned declining average loan yields and average loan yields, excluding PPP loans. Additionally, yields on PPP loans increased from 7.06%, to 9.11%, to 10.72%, for the quarters ended December 31, 2020, September 30, 2021, and December 31, 2021, respectively, due to an acceleration of deferred fee accretion resulting from PPP loans being forgiven by the Small Business Administration (“SBA”) and repaid, also helping to offset declining average loan yields and average loan yields, excluding PPP loans.

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Interest expense decreased for the three months ended December 31, 2021, as compared to the three months ended September 30, 2021 and the three months ended December 31, 2020. The rates paid on interest bearing liabilities declined slightly during the quarter ended December 31, 2021, as compared to the quarter ended September 30, 2021. The decline in interest expense when compared to the quarter ended December 31, 2020, was primarily attributed to reductions in the rates offered on deposit products during that period. As a result, the cost of interest-bearing liabilities decreased to 0.27% for the quarter ended December 31, 2021 from 0.29% for the quarter ended September 30, 2021 and 0.49% for the quarter ended December 31, 2020. In addition, the growth of non-interest-bearing deposits continues to benefit the cost of funds as compared to historical periods. Specifically, the ratio of average total non-interest-bearing deposits to total average deposits was 41.64% and 40.62% in the quarters ended December 31, 2021 and September 30, 2021, respectively, as compared to 36.01% in the quarter ended December 31, 2020. As a result, the cost of funds decreased to 0.16% for the quarter ended December 31, 2021, as compared to 0.17% for the quarter ended September 30, 2021 and 0.31% for the quarter ended December 31, 2020.

Year ended December 31, 2021, as compared to year ended December 31, 2020

The following table shows the components of net interest income and net interest margin for the annual periods indicated:

	For the year ended December 31, 2021			For the year ended December 31, 2020
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$346,522	$547	0.16%	$237,815	$1,198	0.50%
Investment securities	147,519	2,142	1.45%	95,158	1,787	1.88%
Loans	1,637,280	78,894	4.82%	1,439,380	71,405	4.96%
Total interest-earning assets	2,131,321	81,583	3.83%	1,772,353	74,390	4.20%
Interest receivable and other assets, net	148,830			72,628
Total assets	$2,280,151			$1,844,981

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$155,163	$155	0.10%	$141,293	$374	0.26%
Savings accounts	74,402	74	0.10%	39,182	94	0.24%
Money market accounts	935,445	1,798	0.19%	867,417	5,750	0.66%
Time accounts	53,222	172	0.32%	102,890	1,189	1.16%
Subordinated debt	28,350	1,773	6.25%	28,364	1,773	6.25%
Total interest-bearing liabilities	1,246,582	3,972	0.32%	1,179,146	9,180	0.78%
Demand accounts	835,834			546,048
Interest payable and other liabilities	8,984			4,496
Shareholders’ equity	188,751			115,291
Total liabilities & shareholders’ equity	$2,280,151			$1,844,981

Net interest spread			3.51%			3.42%
Net interest income/margin		$77,611	3.64%		$65,210	3.68%
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Net interest income increased while net interest margin decreased for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in net interest income was driven primarily by a $7.5 million increase in interest income from loans to $78.9 million for the year ended December 31, 2021, as the average daily balance of loans increased by $197.9 million, or 13.75%, as compared to the year ended December 31, 2020. The four basis point decrease in net interest margin to 3.64% for the year ended December 31, 2021, as compared to the year ended December 31, 2020, was primarily attributed to a 14 basis point decrease in average loan yields to 4.82% for the year ended December 31, 2021, as compared to 4.96% for the year ended December 31, 2020 and a 39 basis point decrease in average loan yields, excluding PPP loans to 4.70% for the year ended December 31, 2021, as compared to 5.09% for the year ended December 31, 2020. Average total loans and average loan yield, excluding PPP loans, respectively, are considered non-GAAP financial measures. See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure. Decreases in market interest rates and increases in market competition caused a majority of the Company’s current fixed rate loans funded in 2021 to recognize yields lower than those recognized in the year ended December 31, 2020, contributing to the aforementioned decrease in average loan yields. Additionally, the rates associated with the index utilized for a significant portion of the Company’s variable rate loans, the United States 5 Year Treasury index, were higher during the year ended December 31, 2021 than during the prior year, but a majority of these loans were not scheduled to reprice during the year ended December 31, 2021, contributing to the downward trend in average loan yields. Partially offsetting the declining average loan yields was $6.2 million of fee income resulting from PPP loans being forgiven and repaid by the SBA that was recognized in the year ended December 31, 2021, as compared to $4.9 million during the year ended December 31, 2020. As a result, yields on PPP loans increased from 3.95% for the year ended December 31, 2020 to 6.36% for the year ended December 31, 2021.

Interest expense decreased for the year ended December 31, 2021, when compared to the year ended December 31, 2020. The decline in interest expense was primarily attributed to reductions in the rates offered on deposit products. In addition, the growth of non-interest-bearing deposits continues to benefit the cost of funds as compared to historical periods. Specifically, the ratio of average total non-interest-bearing deposits to average total deposits was 40.69% in the year ended December 31, 2021, as compared to 32.18% in the year ended December 31, 2020. As a result, the cost of interest-bearing liabilities decreased by 46 basis points at December 31, 2021 to 0.32%, from 0.78% at December 31,2020, and the cost of funds decreased to 0.19% at December 31, 2021, as compared to 0.54% at December 31, 2020.

Asset Quality

SBA PPP

At December 31, 2021, there were 60 PPP loans outstanding totaling $22.1 million, which included 59 loans totaling $21.5 million funded during 2021 under the second round of the PPP stimulus plan. Approximately 11 of these PPP loans, or 18.33% of total PPP loans at December 31, 2021, totaling $0.6 million, were less than or equal to $0.15 million and had access to streamlined forgiveness processing. At December 31, 2021, 1,370 PPP loan forgiveness applications had been submitted to the SBA and forgiveness payments had been received on 1,367 of these PPP loans, totaling $332.4 million in principal and interest. The Company has submitted all forgiveness applications on the first round of PPP loans and received payment on all but one pending application. We expect full forgiveness of the second round of PPP loans to be completed in the near term.

COVID-19 Deferments

Pursuant to federal guidance, the Company implemented loan programs to allow certain consumers and businesses impacted by the COVID-19 pandemic to defer loan principal and interest payments. At December 31, 2021, six borrowing relationships with six loans totaling $12.2 million were on COVID-19 deferment. All loans that ended COVID-19 deferments in the quarter ended December 31, 2021 returned to their contractual payment structures prior to the COVID-19 pandemic with no risk rating downgrades to classified nor any troubled debt restructuring (“TDR”), and we anticipate that the remaining loans on COVID-19 deferment will return to their pre-COVID-19 contractual payment status after their COVID-19 deferments end.

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Allowance for Loan Losses

At December 31, 2021, the Company’s allowance for loan losses was $23.2 million, as compared to $22.2 million at December 31, 2020. The $1.1 million increase is due to a $1.7 million provision for loan losses recorded during the year ended December 31, 2021, offset by net charge-offs of $0.6 million during the year ended December 31, 2021. At December 31, 2021, the Company’s ratio of nonperforming loans to period end loans of 0.03% remained unchanged compared to December 31, 2020, primarily due to the stability of the Company’s nonperforming loans. At December 31, 2021, six loans totaling $12.2 million, or 0.63% of the loan portfolio, were in a COVID-19 deferment period and three loans totaling $0.1 million had been in a COVID-19 deferment in the third quarter of 2021 but were not in such deferment at December 31, 2021. Loans designated as watch and substandard decreased to $8.6 million and $10.6 million, respectively, at December 31, 2021 from $24.3 million and $35.9 million, respectively at December 31, 2020, reducing reserves related to classified and watch loans by $0.5 million, which was offset by additional provision for loan growth during the quarter. There were no loans with doubtful risk grades at December 31, 2021 or December 31, 2020. A summary of the allowance for loan losses by loan class is as follows:

	December 31, 2021		December 31, 2020
(dollars in thousands)	Amount	% of Total	Amount	% of Total
Collectively evaluated for impairment:
Real Estate:
Commercial	$12,870	55.37%	$9,358	42.17%
Commercial land and development	50	0.22%	77	0.35%
Commercial construction	371	1.60%	821	3.70%
Residential construction	50	0.22%	87	0.39%
Residential	192	0.83%	220	0.99%
Farmland	645	2.78%	615	2.77%
Commercial:
Secured	6,686	28.77%	9,476	42.71%
Unsecured	207	0.89%	179	0.81%
PPP	—	0.00%	—	0.00%
Consumer and other	889	3.82%	632	2.85%
Unallocated	1,111	4.78%	724	3.26%
	23,071	99.28%	22,189	100.0%
Individually evaluated for impairment:
Commercial Secured	172	0.72%	—	0.00%

Total allowance for loan losses	$23,243	100.00%	$22,189	100.00%

The ratio of allowance for loan losses to total loans was 1.20% at December 31, 2021, as compared to 1.47% at December 31, 2020. Excluding PPP loans, the ratio of the allowance for loan losses to total loans was 1.21% and 1.63% at December 31, 2021 and December 31, 2020, respectively. The decline in the ratio of allowance to total loans is primarily due to an improvement in economic conditions for SBA loans during fiscal year 2021 and increased loan growth year-over-year. The ratio of the allowance for loan losses to total loans, excluding PPP loans, is considered a non-GAAP financial measure. See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

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Non-interest Income

Three months ended December 31, 2021, as compared to three months ended September 30, 2021

The following table presents the key components of non-interest income for the periods indicated:

	For the three months ended
(dollars in thousands)	Dec 31, 2021	Sep 30, 2021	$ Change	% Change
Service charges on deposit accounts	$116	$112	$4	3.57%
Net gain on sale of securities	15	435	(420)	(96.55)%
Gain on sale of loans	1,072	988	84	8.50%
Loan-related fees	219	87	132	151.72%
FHLB stock dividends	102	100	2	2.00%
Earnings on bank-owned life insurance	57	68	(11)	(16.18)%
Other income	209	238	(29)	(12.18)%
Total non-interest income	$1,790	$2,028	$(238)	(11.74)%

Net gain on sale of securities. The decrease in net gain on sale of securities was primarily due to a decrease in the gain recognized on the sale of approximately $6.3 million of municipal securities during the three months ended December 31, 2021, as compared to the gain recognized on the sale of approximately $24.6 million of municipal securities, mortgage-backed securities, and U.S. government treasuries during the three months ended September 30, 2021.

Loan-related fees. The increase in loan-related fees resulted primarily from the recognition of $0.1 million in swap referral fees recognized in the quarter ended December 31, 2021, which did not occur during the quarter ended September 30, 2021.

Three months ended December 31, 2021, as compared to three months ended December 31, 2020

The following table presents the key components of non-interest income for the periods indicated:

	For the three months ended
(dollars in thousands)	Dec 31, 2021	Dec 31, 2020	$ Change	% Change
Service charges on deposit accounts	$116	$98	$18	18.37%
Net gain on sale of securities	15	197	(182)	(92.39)%
Gain on sale of loans	1,072	1,510	(438)	(29.01)%
Loan-related fees	219	434	(215)	(49.54)%
FHLB stock dividends	102	94	8	8.51%
Earnings on bank-owned life insurance	57	46	11	23.91%
Other income	209	161	48	29.81%
Total non-interest income	$1,790	$2,540	$(750)	(29.53)%

Net gain on sale of securities. The decrease in net gain on sale of securities was primarily due to the sale of approximately $6.3 million of municipal securities during the three months ended December 31, 2021, as compared to the sale of approximately $6.5 million of municipal securities and mortgage-backed securities during the quarter ended December 31, 2020. Of the securities sold in the three months ended December 31, 2020, the mortgage-backed securities sold represented $5.5 million of the sales and contributed primarily to the gain recognized during the period.

Gain on sale of loans. The decline in gain on sale of loans primarily related to a change in the fiscal transfer agent in the SBA’s 7a loan guarantee program, effective August 30, 2021. The change in transfer agent slowed the Company’s ability to sell loans during the three months ended December 31, 2021, thus resulting in lower volumes of loans sold period-over-period, as approximately $9.7 million and $22.3 million of loans were sold during the three months ended December 31, 2021 and the three months ended December 31, 2020, respectively. The decline in volume was partially offset by an increase in premiums received, from 6.09% to 9.38% for the three months ended December 31, 2020 and 2021, respectively, due to the mix of loan size and types sold during the three months ended December 31, 2021. Additionally, a $1.8 million consumer loan portfolio was sold for a net gain of approximately $0.2 million during the three months ended December 31, 2021, which did not occur during the three months ended December 31, 2020.

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Loan-related fees. The decrease in loan-related fees resulted primarily from a $0.2 million decrease in swap referral fees recognized in the quarter ended December 31, 2021, as compared to the quarter ended December 31, 2020.

Year ended December 31, 2021, as compared to year ended December 31, 2020

The following table presents the key components of non-interest income for the periods indicated:

	For the year ended
(dollars in thousands)	Dec 31, 2021	Dec 31, 2020	$ Change	% Change
Service charges on deposit accounts	$424	$367	$57	15.53%
Net gain on sale of securities	724	1,438	(714)	(49.65)%
Gain on sale of loans	4,082	4,145	(63)	(1.52)%
Loan-related fees	639	2,309	(1,670)	(72.33)%
FHLB stock dividends	372	321	51	15.89%
Earnings on bank-owned life insurance	237	220	17	7.73%
Other income	802	502	300	59.76%
Total non-interest income	$7,280	$9,302	$(2,022)	(21.74)%

Net gain on sale of securities. The decrease in net gain on sale of securities was primarily due to a decrease in the gain recognized on the sale of approximately $47.1 million of municipal securities, U.S. government agencies, and U.S. government treasuries during the year ended December 31, 2021, as compared to the gain recognized on the sale of approximately $46.4 million of municipal securities, mortgage-backed securities, and corporate bonds during the year ended December 31, 2020. Of the securities sold during the year ended December 31, 2020, approximately $18.7 million were sold prior to the shutdowns enacted in response to the COVID-19 pandemic, representing approximately $0.5 million of the gain, and the remainder of the securities were sold throughout the remainder of the year in response to market fluctuations.

Loan-related fees. The decrease in loan-related fees resulted primarily from a $1.4 million decrease in swap referral fees recognized in the year ended December 31, 2021, as compared to the year ended December 31, 2020, combined with $0.4 million of loan-related fees earned during the year ended December 21, 2020 for processing micro-loans to businesses in the local area in response to COVID-19, which did not recur in the year ended December 31, 2021.

Non-interest Expense

Three months ended December 31, 2021, as compared to three months ended September 30, 2021

The following table presents the key components of non-interest expense for the periods indicated:

	For the three months ended
(dollars in thousands)	Dec 31, 2021	Sep 30, 2021	$ Change	% Change
Salaries and employee benefits	$5,209	$4,980	$229	4.60%
Occupancy and equipment	544	502	42	8.37%
Data processing and software	656	611	45	7.36%
Federal Deposit Insurance Corporation (“FDIC”) insurance	160	110	50	45.45%
Professional services	444	505	(61)	(12.08)%
Advertising and promotional	499	366	133	36.34%
Loan-related expenses	136	462	(326)	(70.56)%
Other operating expenses	1,370	1,105	265	23.98%
Total non-interest expense	$9,018	$8,641	$377	4.36%

Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of an increase in the number of employees and increased commissions related to loan and deposit growth during the three months ended December 31, 2021, as compared to the three months ended September 30, 2021. These increases were partially offset by a $0.5 million increase in deferred loan origination costs during the three months ended December 31, 2021, as compared to September 30, 2021.

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Advertising and promotional. The increase in advertising and promotional expenses primarily related to increases in business development, marketing, and sponsorship expenses due to in-person participation in events held during the three months ended December 31, 2021, as compared to September 30, 2021.

Loan-related expenses. Loan-related expenses decreased, primarily as a result of a $0.2 million accrual for an SBA matter in the normal course of business during the three months ended September 30, 2021, which did not occur in the three months ended December 31, 2021.

Other operating expenses. Other operating expenses are comprised of travel, insurance, postage and supplies, director fees, other employee expenses, armored car expenses, courier services, and other miscellaneous administrative expenses. These expenses increased primarily due to the net effect of individually immaterial items, including increases in expenses related to travel, insurance, dues and subscriptions, data, and telephone, which increased as a result of an increase in volume of customers and employees during the three months ended December 31, 2021, as compared to September 30, 2021.

Three months ended December 31, 2021, as compared to three months ended December 31, 2020

The following table presents the key components of non-interest expense for the periods indicated:

	For the three months ended
(dollars in thousands)	Dec 31, 2021	Dec 31, 2020	$ Change	% Change
Salaries and employee benefits	$5,209	$5,640	$(431)	(7.64)%
Occupancy and equipment	544	476	68	14.29%
Data processing and software	656	549	107	19.49%
FDIC insurance	160	270	(110)	(40.74)%
Professional services	444	806	(362)	(44.91)%
Advertising and promotional	499	336	163	48.51%
Loan-related expenses	136	222	(86)	(38.74)%
Other operating expenses	1,370	612	758	123.86%
Total non-interest expense	$9,018	$8,911	$107	1.20%

Salaries and employee benefits. The decrease in salaries and employee benefits was primarily related to a $1.2 million increase in deferred loan origination costs when comparing the three months ended December 31, 2021 to the three months ended December 31, 2020, partially offset by an increase in the number of employees and increased commissions related to loan and deposit growth for the three months ended December 31, 2021, as compared to December 31, 2020. Additionally, restricted stock compensation expense of $0.2 million was recognized for employee restricted share grants during the three months ended December 31, 2021, which did not occur in the three months ended December 31, 2020.

Data processing and software. The increase in data processing and software was primarily a result of (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) increased number of licenses for new users on our loan origination and documentation system.

FDIC insurance. FDIC insurance decreased, primarily due to an improvement in the leverage ratio used in the FDIC assessment as a result of the Company’s IPO in May 2021.

Professional services. Professional services decreased, primarily as a result of expenses recognized during the three months ended December 31, 2020 related to the increased audit, consulting, and legal costs incurred to support corporate organizational matters leading up to the IPO. These expenses did not recur during the three months ended December 31, 2021.

Advertising and promotional. The increase in advertising and promotional was primarily related to increases in business development, marketing, and sponsorship expenses due to in-person participation in events held during the three months ended December 31, 2021, as compared to the three months ended December 31, 2020.

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Other operating expenses. Other operating expenses increased, primarily due to the net effect of individually immaterial items, including increases in expenses related to travel, insurance, dues and subscriptions, data, and telephone, which increased as a result of an increase in volume of customers and employees period-over-period.

Year ended December 31, 2021, as compared to year ended December 31, 2020

The following table presents the key components of non-interest expense for the periods indicated:

	For the years ended
(dollars in thousands)	Dec 31, 2021	Dec 31, 2020	$ Change	% Change
Salaries and employee benefits	$19,825	$16,084	$3,741	23.26%
Occupancy and equipment	1,938	1,715	223	13.00%
Data processing and software	2,494	1,982	512	25.83%
FDIC insurance	700	1,137	(437)	(38.43)%
Professional services	3,792	1,960	1,832	93.47%
Advertising and promotional	1,300	1,102	198	17.97%
Loan-related expenses	1,045	732	313	42.76%
Other operating expenses	4,949	3,545	1,404	39.61%
Total non-interest expense	$36,043	$28,257	$7,786	27.55%

Salaries and employee benefits. The increase in salaries and employee benefits year-over-year was primarily related to an increase of full-time equivalent employees and increased commissions related to our loan and deposit growth for the year ended December 31, 2021, as compared to December 31, 2020, as well as restricted stock compensation expense recognized for employee restricted share grants of $0.3 million during the year ended December 31, 2021, which did not occur in 2020. These increases were partially offset by a $1.7 million increase in deferred loan origination costs for the year ended December 31, 2021, as compared to December 31, 2020, from increased loan originations.

Data processing and software. Data processing and software increased, primarily as a result of (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; (iii) increased number of licenses for new users on our loan origination and documentation system; and (iv) increased costs related to improved collateral tracking, electronic statements, and mobile payment solutions.

Professional services. Professional services increased, primarily as a result of increased audit, consulting, and legal costs incurred to support corporate organizational matters leading up to the IPO during the year ended December 31, 2021, as compared to the year ended December 31, 2020.

Other operating expenses. The increase in other operating expenses year-over-year was primarily related to stock compensation expense recognized for director restricted share grants of $0.8 million, which were related to the IPO, during the year ended December 31, 2021. These expenses did not occur in the year ended December 31, 2020. Additionally, other operating expenses increased as a result of increased director fees and expenses combined with increases in expenses related to travel, insurance, dues and subscriptions, data, and telephone, which increased as a result of an increase in volume of customers and employees period-over-period.

Provision for Income Taxes

The Company terminated its status as a “Subchapter S” corporation effective May 5, 2021, in connection with the Company’s IPO and became a C Corporation. Prior to that date, as an S Corporation, the Company had no U.S. federal income tax expense. The provision recorded for the three months and year ended December 31, 2021 yielded an effective tax rate of 10.43% and 9.98%, respectively.

Three months ended December 31, 2021, as compared to three months ended September 30, 2021

Provision for income taxes for the quarter ended December 31, 2021 decreased by $0.9 million, or 41.81%, to $1.3 million, as compared to $2.3 million for the quarter ended September 30, 2021. This decrease is due to the true up of certain permanent items, including tax-exempt interest income. Such items were not included in the provision calculation for the three months ended September 31, 2021.

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Three months ended December 31, 2021, as compared to three months ended December 31, 2020

Provision for income taxes increased by $1.0 million, or 267.97%, to $1.3 million for the three months ended December 31, 2021, as compared to $0.4 million for the three months ended December 31, 2020. As noted above, this increase is due to the change in the effective tax rate from 3.50% to 10.43%. This increase was partially offset by the true up of certain permanent items, including tax-exempt interest income. Such items were not included in the provision calculation for the three months ended December 31, 2020.

Year ended December 31, 2021, as compared to year ended December 31, 2020

Provision for income taxes increased by $3.4 million, or 254.71%, to $4.7 million for the year ended December 31, 2021, as compared to $1.3 million for the year ended December 31, 2020. This increase is due to the change in the tax rate as a result of the Company’s conversion from an S Corporation to a C Corporation, which was partially offset by the $4.6 million reduction to the provision for income taxes for the adjustment of the net deferred tax assets due to the termination of the Company’s S Corporation status, recorded during the three months ended June 30, 2021.

Webcast Details

Five Star Bancorp will host a webcast on Tuesday, February 1, 2022, at 10:00 a.m. PT (1:00 p.m. ET), to discuss its fourth quarter and annual results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.

About Five Star Bancorp

Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star has seven branches and two loan production offices throughout Northern California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.

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The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	For the three months ended
(dollars in thousands, except share and per share data)	December 31, 2021	September 30, 2021	December 31, 2020
Revenue and Expense Data
Interest income	$22,253	$20,832	$20,652
Interest expense	895	923	1,460
Net interest income	21,358	19,909	19,192
Provision for loan losses	1,500	—	3,000
Net interest income after provision	19,858	19,909	16,192
Non-interest income:
Service charges on deposit accounts	116	112	98
Gain on sale of securities	15	435	197
Gain on sale of loans	1,072	988	1,510
Loan-related fees	219	87	434
Dividends on FHLB stock	102	100	94
Earnings on bank-owned life insurance	57	68	46
Other income	209	238	161
Total non-interest income	1,790	2,028	2,540
Non-interest expense:
Salaries and employee benefits	5,209	4,980	5,640
Occupancy and equipment	544	502	476
Data processing and software	656	611	549
FDIC insurance	160	110	270
Professional services	444	505	806
Advertising and promotional	499	366	336
Loan-related expenses	136	462	222
Other operating expenses	1,370	1,105	612
Total non-interest expense	9,018	8,641	8,911
Total income before taxes	12,630	13,296	9,821
Provision for income taxes	1,321	2,270	359
Net income	$11,309	$11,026	$9,462

Share and Per Share Data
Earnings per common share:
Basic	$0.66	$0.64	$0.86
Diluted	$0.66	$0.64	$0.86
Book value per share	$13.65	$13.16	$12.16
Tangible book value per share(1)	$13.65	$13.16	$12.16
Weighted average basic common shares outstanding	17,096,230	17,095,957	10,988,705
Weighted average diluted common shares outstanding	17,139,693	17,123,182	10,988,705
Shares outstanding at end of period	17,224,848	17,223,808	11,000,273

Credit Quality
Allowance for loan losses to period end nonperforming loans	3954.30%	3923.67%	4909.07%
Nonperforming loans to period end loans	0.03%	0.03%	0.03%
Nonperforming assets to total assets	0.02%	0.02%	0.02%
Nonperforming loans plus performing TDRs to total loans	0.03%	0.03%	0.03%
COVID-19 deferments to period end loans	0.63%	0.72%	2.75%

Selected Financial Ratios
ROAA	1.82%	1.85%	1.90%
ROAE	19.15%	19.26%	29.05%
Net interest margin	3.67%	3.60%	4.09%
Loan to deposit	85.09%	78.86%	84.53%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

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	For the year ended
(dollars in thousands, except share and per share data)	December 31, 2021	December 31, 2020
Revenue and Expense Data
Interest income	$81,583	$74,390
Interest expense	3,972	9,180
Net interest income	77,611	65,210
Provision for loan losses	1,700	9,000
Net interest income after provision	75,911	56,210
Non-interest income:
Service charges on deposit accounts	424	367
Net gain on sale of securities	724	1,438
Gain on sale of loans	4,082	4,145
Loan-related fees	639	2,309
FHLB stock dividends	372	321
Earnings on bank-owned life insurance	237	220
Other income	802	502
Total non-interest income	7,280	9,302
Non-interest expense:
Salaries and employee benefits	19,825	16,084
Occupancy and equipment	1,938	1,715
Data processing and software	2,494	1,982
FDIC insurance	700	1,137
Professional services	3,792	1,960
Advertising and promotional	1,300	1,102
Loan-related expenses	1,045	732
Other operating expenses	4,949	3,545
Total non-interest expense	36,043	28,257
Total income before taxes	47,148	37,255
Provision for income taxes	4,707	1,327
Net income	$42,441	$35,928

Share and Per Share Data
Earnings per common share:
Basic	$2.83	$3.57
Diluted	$2.83	$3.57
Book value per share	$13.65	$12.16
Tangible book value per share(1)	$13.65	$12.16
Weighted average basic common shares outstanding	14,972,637	10,063,183
Weighted average diluted common shares outstanding	14,995,213	10,063,183
Shares outstanding at end of period	17,224,848	11,000,273

Credit Quality
Allowance for loan losses to period end nonperforming loans	3954.30%	4909.07%
Nonperforming loans to period end loans	0.03%	0.03%
Nonperforming assets to total assets	0.02%	0.02%
Nonperforming loans plus performing TDRs to total loans	0.03%	0.03%
COVID-19 deferments to period end loans	0.63%	2.75%

Selected Financial Ratios
ROAA	1.86%	1.95%
ROAE	22.49%	31.16%
Net interest margin	3.64%	3.68%
Loan to deposit	85.09%	84.50%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

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(dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Balance Sheet Data
Cash and due from financial institutions	$136,074	$89,951	$46,028
Interest-bearing deposits	289,255	440,881	244,465
Time deposits in banks	14,464	17,204	23,705
Securities - available-for-sale, at fair value	148,807	153,821	114,949
Securities - held-to-maturity, at amortized cost	4,946	4,955	7,979
Loans held for sale	10,671	5,267	4,820
Total loans HFI, net of deferred loan fees	1,934,460	1,704,716	1,503,159
Allowance for loan losses	(23,243)	(21,848)	(22,189)
Loans, net	1,911,217	1,682,868	1,480,970
Federal Home Loan Bank stock	6,723	6,723	6,232
Premises and equipment, net	1,773	1,630	1,663
Bank owned life insurance	11,203	11,142	8,662
Interest receivable and other assets	21,628	20,051	14,292
Total assets	$2,556,761	$2,434,493	$1,953,765

Non-interest-bearing deposits	$902,118	$899,252	$701,079
Interest-bearing deposits	1,383,772	1,269,142	1,082,922
Total deposits	2,285,890	2,168,394	1,784,001
Subordinated notes, net	28,386	28,370	28,320
Interest payable and other liabilities	7,439	11,091	7,669
Total liabilities	2,321,715	2,207,855	1,819,990

Common stock	218,444	218,216	110,082
Retained earnings	17,168	8,442	22,348
Accumulated other comprehensive income (loss), net	(566)	(20)	1,345
Total shareholders’ equity	$235,046	$226,638	$133,775

Quarterly Average Balance Data
Average loans	$1,815,627	$1,625,995	$1,530,227
Average interest-earning assets	$2,306,767	$2,196,253	$1,866,372
Average total assets	$2,465,890	$2,365,159	$1,983,049
Average deposits	$2,197,183	$2,100,108	$1,818,360
Average total equity	$234,344	$227,155	$129,762

Capital Ratio Data
Total shareholders’ equity to total assets	9.19%	9.31%	6.85%
Tangible shareholders’ equity to tangible assets(1)	9.19%	9.31%	6.85%
Total capital (to risk-weighted assets)	13.98%	15.66%	12.18%
Tier 1 capital (to risk-weighted assets)	11.44%	12.79%	8.98%
Common equity Tier 1 capital (to risk-weighted assets)	11.44%	12.79%	8.98%
Tier 1 leverage ratio	9.47%	9.50%	6.58%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)

The Company uses financial information in its analysis of the Company’s performance that are not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.

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Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.

Tangible book value per share Is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.

Total loans, excluding PPP loans, is defined as total loans less PPP loans. The most directly comparable GAAP financial measure is total loans.

Average loans, excluding PPP loans, is defined as the daily average total loans, excluding the daily average PPP loans, and includes both performing and nonperforming loans. The most directly comparable GAAP measure is average loans.

Average loan yield, excluding PPP loans, is defined as the daily average loan yield, excluding PPP loans, and includes both performing and nonperforming loans. The most directly comparable GAAP financial measure is average loan yield.

Allowance for loan losses to total loans, excluding PPP loans, is defined as allowance for loan losses, divided by total loans less PPP loans. The most directly comparable GAAP financial measure is allowance for loan losses to total loans.

The following reconciliation tables provide a more detailed analysis of these non-GAAP financial measures.

Total loans, excluding PPP loans (dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Total loans	$1,945,131	$1,709,982	$1,507,979
PPP loans	(22,124)	(61,499)	(147,965)
Total loans, excluding PPP loans	1,923,007	1,648,483	1,360,014

	For the three months ended
Average loans, excluding PPP loans (dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Average total loans	$1,815,627	$1,625,995	$1,530,227
Less: average PPP loans	44,101	89,436	200,541
Average total loans, excluding PPP loans	1,771,526	1,536,559	1,329,686

	For the year ended
Average loans, excluding PPP loans (dollars in thousands)	December 31, 2021	December 31, 2020
Average total loans	$1,637,280	$1,439,380
Less: average PPP loans	116,652	165,414
Average total loans, excluding SBA PPP loans (denominator)	1,520,628	1,273,966

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	For the three months ended
Average loan yield, excluding PPP loans (dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Interest income on loans	$21,569	$20,085	$20,087
Less: interest income on PPP loans	1,192	2,054	3,561
Interest income on loans, excluding PPP loans	20,377	18,031	16,526
Annualized interest income on loans, excluding PPP loans (numerator)	80,844	71,536	65,745

Average total loans	$1,815,627	$1,625,995	$1,530,227
Less: average PPP loans	44,101	89,436	200,541
Average total loans, excluding PPP loans (denominator)	1,771,526	1,536,559	1,329,686
Average loan yield, excluding PPP loans	4.56%	4.66%	4.94%

	For the year ended
Average loan yield, excluding PPP loans (dollars in thousands)	December 31, 2021	December 31, 2020
Interest income on loans	$78,894	$71,405
Less: interest income on PPP loans	7,417	6,535
Interest income on loans, excluding PPP loans (numerator)	71,477	64,870

Average total loans	$1,637,280	$1,439,380
Less: average PPP loans	116,652	165,414
Average total loans, excluding PPP loans (denominator)	1,520,628	1,273,966
Average loan yield, excluding PPP loans	4.70%	5.09%

Allowance for loan losses to total loans, excluding PPP loans (dollars in thousands)	December 31, 2021	December 31, 2020
Allowance for loan losses (numerator)	$23,243	$22,189
Total loans	1,945,131	1,507,979
Less: PPP loans	22,124	147,965
Total loans, excluding PPP loans (denominator)	1,923,007	1,360,014
Allowance for loan losses to total loans, excluding PPP loans	1.21%	1.63%

Media Contact:
Heather Luck, CFO
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com

Shelley Wetton, CMO
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com

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